Exhibit 99.1

MMA Capital Management Announces Share Repurchase Program Updates

BALTIMORE, Dec. 2, 2016 /PRNewswire/ -- MMA Capital Management, LLC (NASDAQ: MMAC) ("MMA Capital" or "the Company") today announced that it has adopted a new share repurchase authorization of 580,000 shares to begin January 1, 2017 ("2017 Plan"). The 2017 authorization is set to replace the expiring 2016 authorization ("2016 Plan"), which has 7,578 shares remaining to be purchased before December 31, 2016. To date, we have purchased 592,422 shares under the 2016 Plan at an average price of $16.74, a significant discount to our common shareholders' equity per share as of September 30, 2016 of $21.34.

Michael Falcone, MMA Capital Management's Chief Executive Officer stated, "We are pleased to announce both the near completion of our 2016 buyback authorization, as well as the continuation of our capital return program through a new buyback program for 2017. Even with the continued opportunity to invest in new platforms, such as our Energy Capital lending platforms, we remain committed to returning capital to our shareholders as long as it continues to be a prudent use of capital. Given the current discount of our trading price versus our book value per share, the implementation of a new buyback for 2017 should continue to create significant value for our shareholders. Meanwhile, we expect to retain enough capital to maintain our operational flexibility, grow our investments in the energy capital and LIHTC business lines and opportunistically make additional investments that arise during the year."

Additional information on the 2017 Plan can be found in the Company's Current Report on Form 8-K filed today.

About MMA Capital Management

MMA Capital Management partners with institutional capital to create and manage investments in affordable housing and renewable energy. We invest for our own account and co-invest with our institutional capital partners. We derive revenue from returns on our investments as well as asset management, performance and other fees from the investments as well as funds and ventures we manage.

MMA CAPITAL MANAGEMENT: INTEGRITY. INNOVATION. SERVICE.

www.mmacapitalmanagement.com

CONTACT: Brooks Martin, Investor Relations, (855) 650-6932